Exhibit 10.66

SEPARATION AGREEMENT

To:        José Roberto Loureiro

From:    Eilif Serck-Hanssen

Date:      July 25, 2019

The following Separation Agreement (the “Agreement”) is between Laureate Education, Inc. (together with its subsidiaries, including Rede Internacional de Universidades Laureate LTDA, “Laureate”) and José Roberto Loureiro (“Executive”). As per as Laureate’s decision, Executive’s employment relationship with Laureate shall terminate as described below, and Laureate and Executive wish to voluntarily resolve all issues that arise out of the employment relationship.  Nothing in this Agreement constitutes an admission of fault or liability by either party.

Based on these mutual promises, Laureate and Executive agree as follows:

Employment Status

The employment relationship shall end and Executive shall be separated from service on July, 31, 2019 (the “Separation Date”). Except as expressly otherwise set forth herein, this Agreement replaces all prior agreements, whether verbal or written, between Laureate and Executive as to any aspect of Executive’s employment.

Executive shall remain a full-time, at-will employee of Laureate through the Separation Date.  During the period from the date hereof through the Separation Date, Laureate reserves the right at any time to require Executive to remain away from Laureate’s premises, to work from home, or to otherwise assist in the transition process.  Executive may be relieved of some or all of his duties in Laureate’s sole discretion.  While Executive remains employed, Laureate shall continue to pay Executive his base salary and all benefits to which Executive is entitled.  While Executive remains employed, Executive must continue to comply with Executive’s implied duties, including those of good faith and fidelity, and comply with the obligations set out in this Agreement.

Severance Pay

Subject to the terms of this Agreement, and in accordance with the Laureate Education, Inc. Severance Policy for Executives, Laureate shall provide Executive with a voluntary severance payment (the “Voluntary Severance”) in excess of the severance or other termination benefits Executive is eligible to receive under applicable law (“Statutory Severance”, which term is inclusive of twelve (12) months of subsidies for the continuation for Executive’s health insurance). Such Voluntary Severance payment shall supplement the Statutory Severance for a total aggregate gross amount of Three Million Seven Hundred Two Thousand Four Hundred Eighty Two Brazilian Reais

and Sixty Eight Centavos (R$3,702,482.68), less any withholding for tax and any other authorized deductions, which is an amount equivalent to one (1) year of Executive’s current salary and target annual bonus under Laureate’s 2019 Annual Incentive Plan (collectively, the “Total Severance”). To the extent practicable in the Company’s reasonable discretion, cash amounts due in satisfaction of the Statutory Severance shall be paid in a lump sum, and in any event shall be paid in accordance with applicable law. The Voluntary Severance shall be paid in equal installments over twelve (12) months (the “Severance Period”), commencing within thirty (30) days following the Execution Date (as defined below), contingent on Executive’s execution of the general release of claims attached hereto as Exhibit A (the “Release”). The Voluntary Severance will be paid by direct deposit in accordance with Executive’s prior instructions.

As further consideration for entering into this Agreement, Executive shall be eligible for an amount equal to the actual bonus for 2019 that Executive would be eligible for if he continued employment with Laureate under Laureate’s 2019 Annual Incentive Plan (the “2019 Plan”), prorated for the portion of the 2019 calendar year that Executive was employed by Laureate (the “Bonus Consideration”). The Bonus Consideration shall be paid in a lump sum within fifteen (15) days from Executive’s execution and delivery of the Release to the Company.  The Bonus Consideration shall be calculated “at target” as set forth in the 2019 Plan and prorated commensurate with the duration of Executive’s employment in 2019. The Bonus Consideration shall be less any withholding for tax and any other authorized deductions.  Executive acknowledges and agrees that, other than as provided in this paragraph Executive shall not be eligible to receive any other payment under the 2019 Plan or any subsequent year’s plan.

Executive acknowledges and agrees that the Voluntary Severance and Bonus Consideration (collectively, the “Incremental Payments”) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan, or procedure of the Company or under applicable law. The Incremental Payments shall be in consideration for the restrictive covenants incorporated herein and Executive’s execution and delivery of the Release. For the avoidance of doubt, the Incremental Payments do not include the Statutory Severance.

For the avoidance of doubt, the Total Severance shall represent the total gross amount of severance to be earned by the Executive, representing the sum of the Voluntary Severance and the Statutory Severance; accordingly, the exact amount of the Voluntary Severance will be determined after the appraisal of the Statutory Severance.

Equity Awards

All of Executive’s various equity awards and management stockholders’ agreements shall continue to be governed by their applicable terms, including any restrictive covenants set forth therein. On the Separation Date, any and all of Executive’s unvested Performance Share Units, Restricted Stock Units, and Stock Options shall be forfeited without any payment therefor. Executive will have ninety (90) days from the Separation Date to exercise any vested Stock Options, after which any unexercised vested Stock Options will be forfeited without any payment therefor.

Executive Benefits

Executive’s current Laureate-provided health and other benefits shall terminate as of the Separation Date. Provided Executive has first executed and delivered the Release to the Company, after the later of the Separation Date or Laureate’s receipt of a signed Release, Laureate will provide the Executive with the same health and life insurance benefits and subsidies that it provided to Executive during his employment with Laureate until the first anniversary of the Separation Date.

Vacation Payout

Executive shall receive vacation payout for any earned but unused vacation days through the Separation Date.

Outplacement Services

Outplacement Services shall be rendered through a provider chosen by Laureate. Executive shall be entitled to the nine-month program of service.  Laureate shall pay the provider directly and Executive shall not receive the cash equivalent of the cost of Outplacement Services should Executive choose not to use them or if such services are terminated prior to the full nine-month term. In lieu of using the provider selected by Laureate, Executive may select a different provider, subject to Laureate’s reasonable approval, provided that the cost of such provider is no greater to Laureate than the cost of the provider that was otherwise chosen by Laureate. Executive may elect the specific start date for the foregoing Outplacement Services benefit; provided, however, that in order to receive the benefit, the Outplacement Services must commence on or before December 31, 2019.

Laureate Property

It is Executive’s responsibility to return all Laureate property to Laureate’s Human Resources Department by the end of the day on the Separation Date.  Laureate property includes, but is not limited to, computer hardware and software, manuals, customer information, any and all confidential and proprietary information, corporate credit cards, keys and security passes. Failure to do so could result, at Laureate’s discretion, in the cancellation of this Agreement and any severance payments hereunder. Executive also agrees and authorizes Laureate to deduct from Executive’s severance any amounts for obligations owed by Executive for unpaid corporate credit card balances, personal telephone calls, costs of unreturned company property such as computers and keys, and other debts and obligations to Laureate to the maximum extent allowed under applicable law.  Executive affirms that he has not transferred any Laureate confidential information to any device, email or computer system and agrees that he has returned any and all Laureate confidential information, regardless of format, that he had in his possession. Notwithstanding anything in this Agreement or elsewhere to the contrary, Executive and Laureate agree that Executive will be permitted to retain (i) his Laureate owned cell phone (and the phone number associated with that cell phone) and (ii) his Laureate owned tablet and laptop, provided however, that the Laureate has to its satisfaction deleted or removed all Laureate software, documents, or work product stored thereupon any of them.

Cooperation During Severance Period

Executive agrees to fully cooperate with Laureate on all matters relating to Executive’s employment and the conduct of Laureate business, including any litigation, claim or suit in which Laureate deems that Executive’s cooperation is needed. Executive further agrees that during the Severance Period Executive shall make himself available to respond to and cooperate with requests for information from Laureate. Laureate agrees that it shall reimburse Executive for any reasonable out-of-pocket expenses he may incur in providing such cooperation, including without limitation travel expenses. Executive will resign as an officer and/or director, as applicable, of all of Laureate-affiliated entities where he currently serves in such capacities. Executive hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement, including without limitation to facilitate Executive’s resignation and/or removal as an officer and/or director, as applicable, of all of the Company’s affiliated entities. Unreasonable refusal on the part of Executive to cooperate with Laureate’s requests shall constitute grounds for Laureate to discontinue the severance payment arrangement immediately and Laureate shall owe no further payments of any kind to Executive.

Remedy for Breach of Restrictive Covenants

In the event that Executive breaches any restrictive covenant (including with respect to post-employment confidential information, trade secrets, property, cooperation, non-disparagement, non-competition, and non-solicitation of customers and employees) in this Agreement (including Exhibit B), Laureate may seek injunctive relief and damages (including requiring the Executive to pay to Laureate any amounts actually paid to him by Laureate in respect of any Incremental Payment under this Agreement) and at such time will immediately cease the Incremental Payments and any other additional benefits provided herein, other than the Statutory Severance.

Non-Disparagement
Executive agrees that he shall not disparage Laureate or any of Laureate’s parents, subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of Laureate’s parents, subsidiaries and affiliates. This non-disparagement agreement includes, but is not limited to, the making of disparaging verbal comments to others or publication of documents containing disparaging statements, either electronically or on paper, unless required by law, made to a government agency as part of the agency’s investigation, or pursuant to lawful subpoena issued by a court of competent jurisdiction.

Execution of General Release at Separation Date

Executive shall sign the Release on or after the Separation Date, but no later than thirty (30) days following the Separation Date. Laureate shall have no obligation to provide any payments or benefits hereunder (except the Statutory Severance), including the Incremental Payments, until the Release is executed and delivered to Laureate (“Execution Date”). Executive understands and agrees that if he does not sign the Release, although he will not receive any Incremental Payment, he shall remain obligated to the other terms and conditions of this Agreement.

Other Terms

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Any payment or benefit due to Executive per this Agreement shall not be subject to reduction for any compensation received from other employment, except that if Executive should be rehired in any capacity by Laureate or any of its affiliates during the severance pay period, no further severance payments shall be owed or paid as of the date of rehire.

This Agreement shall inure to the benefit of and shall be binding on the assigns and heirs of Executive and on the purchasers and assigns of Laureate. This Agreement contains the entire understanding of the parties and supersedes any previous agreements between Laureate and Executive, including Executive’s employment agreement with Rede Internacional de Universidades Laureate LTDA, and shall not be changed except by another written, signed Agreement.

As a condition of entering into this Agreement, the Parties mutually waive and relinquish any right to a jury trial in the United States they may have with respect to any dispute pertaining to Executive’s employment with Laureate, including its termination, this Agreement and/or its terms.

To the extent not preempted by the law of Brazil, this Agreement shall be interpreted under the laws of the State of Maryland.

This Agreement may be signed in counterparts.

Executive has been advised to discuss this Agreement with an attorney. Executive has read this Agreement and understands its terms. Executive has not relied on statements made by any of the agents of the Laureate with regard to the Agreement and enters into this Agreement voluntarily.

José Roberto Loureiro                    Laureate Education, Inc.

EXECUTIVE: /s/ José Roberto Loureiro__        BY: /s/ Timothy Grace ___________
DATE: _ 7/29/19_____________________
TITLE: _ CHRO__________________

DATE: __7/31/19_________________

EXHIBIT A - TO BE EXECUTED ON OR AFTER THE SEPARATION DATE

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is made by Josè Roberto Loureiro (“Executive”) in favor of Laureate Education, Inc. (the “Company”), sometimes hereinafter collectively referred to as “the Parties.”

1.Incorporation of Severance Agreement. The Parties acknowledge and agree that the terms and conditions of the Separation Agreement (“Agreement”) dated July 25, 2019 above are incorporated herein by reference and that the terms of this Release are material to that Agreement.

2.Consideration. In exchange for entering into this Release, the Company shall provide Executive with the Incremental Payments (other than the Statutory Severance), and other benefits under the Agreement, which he would not otherwise be entitled to receive, as set forth in the Agreement. Executive acknowledges and agrees that these benefits are sufficient consideration in exchange for the promises contained in this Release.

3.No Other Payments. Executive acknowledges that the payments set out in the Agreement shall fully compensate him for all wages, bonuses, commissions, expenses, paid time off and any other benefit to which he was owed as a result of his employment with the Company. Executive further acknowledges and agrees that the Company has complied with all of its obligations pursuant to the Agreement to date.

4.Return of Property. By signing below, Executive acknowledges that he has returned all property belonging to the Company, except if and as permitted to retain the same pursuant to the terms of the Agreement.

5.Executive’s General Release of Claims and Promise Not to Sue. In exchange for the Incremental Payments and other benefits described in the Agreement, Executive, on behalf of himself and his spouse, heirs, successors, and assigns, hereby irrevocably waives, releases, and forever discharges the Company and its parents, subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of its parents, subsidiaries and affiliates (in this paragraph, the “Releasees”) from all claims and demands, causes of action, suits, injuries, physical or mental, and all damages resulting therefrom, including, but not limited to, attorneys’ fees and compensatory damages, litigation costs or expenses, punitive damages and damages for emotional distress, all claims under any federal, state, or local statute, law or ordinance, all claims arising under the law of any state, including but not limited to the laws of the State of Maryland and the laws of Brazil, and all common law claims in law or equity of any nature that he ever had or has, shall or may have against any of the Releasees that relate to any act, event, or omission, known or unknown, intentional, unintentional, or negligent, suspected or unsuspected, from the beginning of time up to and including the date on which this Release is signed by Executive, including, but not limited to, all claims known or unknown, asserted or unasserted which relate to any aspect of Executive’s employment by the Company (or any subsidiary or affiliate) or termination from such employment. Executive further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any of the Releasees in any federal, state, or other court concerning any claims released by this Agreement. The Parties expressly acknowledge and agree that this general release and waiver shall exclude: (1) the rights and obligations contained in or provided under the Agreement and this Release; (2) any right or entitlement that Executive is not allowed by applicable law to waive or release; (3) any right Executive has to file, cooperate in or participate in a charge, complaint or proceeding with applicable government agencies (“Government Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Executive acknowledges and agrees that should Executive or any administrative agency or third party pursue any Claims on Executive’s behalf, Executive waives the right to any individual monetary recovery; (4) any claim that may arise only after his signing of this Release; (5) any right Executive may have to any benefit under the terms of the Company’s retirement benefit plans, to the extent applicable; and (6) his right to any tail coverage under the Company’s or any subdiary’s directors and officers insurance coverage, if and as applicable to his service as an officer of the Company or its subsidiaries prior to the Separation Date. Notwithstanding the foregoing, Executive understands and acknowledges that confidential information of the Company may be disclosed where required by (i) law or order of a court of competent jurisdiction or (ii) any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (i) and (ii), to the extent reasonably practicable, Executive first give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of confidential information which, based on the advice of legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such confidential information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

[Signature Page follows]

IN WITNESS WHEREOF, Executive hereto knowingly and voluntarily executes this General Release of Claims as of the dates set forth below.

MAY NOT BE SIGNED PRIOR TO THE SEPARATION DATE

José Roberto Loureiro:

_ /s/ José Roberto Loureiro________________________

Date:    __7/31/19________________________________

[Signature Page to Release]

Exhibit B

Non-Competition, Non-Solicitation, and Confidentiality

1)	Executive hereby agrees that, without Laureate’s prior written consent, Executive shall not, directly or indirectly:

a)
at any time during or after Executive’s employment with Laureate or its affiliates, disclose or use any non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media (collectively, “Confidential Information”) pertaining to the business of Laureate or its affiliates, except when required to perform his duties to Laureate or one of its affiliates, by law or judicial process;

b)
at any time during Executive’s employment with Laureate or its affiliates and for a period of one year thereafter, directly or indirectly, (A) act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly competes, at the relevant determination date, with the post-secondary business of Laureate or its affiliates in any geographic area in South America where Laureate or its Affiliates manufactures, produces, sells, leases, licenses or otherwise provides products or services, or (B) provide any services or assistance to a prospective purchaser of an affiliate of Laureate, including by sharing any Confidential Information; provided, however, that, notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Laureate or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, own 5% or more of any class of securities of such person; and further provided, that notwithstanding the foregoing, for the avoidance of doubt, it is acknowledged and agreed that it shall not be deemed to be a violation of these provisions for Executive to meet with representatives of the Brazilian federal government to discuss higher education generally, nor shall Executive be prohibited from taking employment with any government ministry. In no event may Executive disclose or use any Laurate Confidential Information or be remunerated to otherwise provide assistance to any Laureate competitor;

c)
at any time during Executive’s employment with Laureate or its affiliates and for a period of one year thereafter, directly or indirectly (A) solicit customers or clients of Laureate or any of its affiliates to terminate their relationship with Laureate or any of its affiliates or otherwise solicit such customers or clients to compete with any business of Laureate or any of its affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive’s employment, employed by Laureate or any of its affiliates provided, that if an employee was involuntarily terminated by Laureate or its affiliate, the twelve (12) month look back period instead shall be six (6) months with respect to such involuntarily terminated employee ;

2)
if Executive is bound by any other agreement with Laureate regarding the use or disclosure of Confidential Information, non-solicitation or non-competition, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any solicitation, competition or more extensive use or disclosure of Confidential Information;

3)
notwithstanding, if at any time a court holds that the restrictions stated in this section are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Laureate or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).